Exhibit 4.6

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (the “Amendment”) is dated as of June 9, 2011, between Capstone Turbine Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of July 7, 2005 (the “Original Agreement”);

WHEREAS,  the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement, dated July 3, 2008 (“Amendment No. 1”, and together with the Original Agreement, the “Agreement”); and

WHEREAS, the Company and the Rights Agent desire to further amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.                                       Certain Definitions

(a)                                  Definition of “Beneficial Owner.”  The definition of the terms “Beneficial Owner” and “beneficially own” contained in Section 1 of the Agreement is hereby amended and restated in its entirety as follows:

“A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” (A) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (B) securities issuable upon exercise of Rights at any time prior to the occurrence of a Triggering Event (as hereinafter defined), or (C) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event which Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date (as hereinafter defined) or pursuant to Section 3(a) or Section 22 hereof (the “Original Rights”) or pursuant to Section 11 hereof in connection with an adjustment made with respect to any Original Rights;

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

(iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (ii) of this paragraph (e)) or disposing of any voting securities of the Company; provided, however, that nothing in this paragraph (e) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition, and then only if such securities continue to be owned by such Person at such expiration of forty days; or

(iv)                              which are the subject of, or the reference securities for, or that underlie, any Derivative Interest of such Person or any of such Person’s Affiliates or Associates, with the number of shares of Common Stock deemed beneficially owned being the notional or other number of shares of Common Stock specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of shares of Common Stock is specified in such documentation, as determined by the Board in its sole discretion to be the number of shares of Common Stock to which the Derivative Interest relates.”

(b)                                 Definition of “Derivative Interest”.  The following definition of the term “Derivative Interest” is hereby added to Section 1 of the Agreement:

““Derivative Interest” shall mean any derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of the underlying equity increases, including, but not limited to, a long convertible security, a long call option and a short put option position,

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in each case, regardless of whether (x) such interest conveys any voting rights in such security, (y) such interest is required to be, or is capable of being, settled through delivery of such security or (z) transactions hedge the economic effect of such interest.”

2.                                       Amendment of Section 23(e).  Section 23(e) of the Agreement is hereby amended and restated in its entirety as follows:

“Section 23.                                Redemption and Termination.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary, all the Rights outstanding at the close of business on the 30th day after the Company’s 2011 annual meeting of stockholders shall automatically be redeemed at the Redemption Price, without any further action being taken by the Board, unless continuation of this Agreement is approved by the stockholders of the Company at that meeting.  If continuation of the Agreement is approved at such meeting, all the Rights outstanding at the close of business on the 30th day after the Company’s 2014 annual meeting of stockholders shall automatically be redeemed at the Redemption Price, without any further action being taken by the Board, unless continuation of this Agreement is approved by the stockholders of the Company at that meeting.  As promptly as practicable following any such redemption, the Company shall make arrangements to mail a notice of redemption to, and to make appropriate payments with respect to Rights held by, holders of record of Rights as of the close of business on such redemption date. On such redemption date, and without further action and without any notice, the right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. The notice of redemption shall be mailed to the holder’s last address as it appears on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent of the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. The notice of redemption shall state the method by which the payment of the Redemption Price shall be made, unless the notice is mailed together with such payment.”

3.                                       Amendment of Section 24(a).  The following language is added to the end of Section 24(a) of the Agreement:

“From and after the occurrence of an event specified in Section 13, any Rights that theretofore have not been exchanged pursuant to this Section 24(a) shall thereafter be exercisable only in accordance with Section 13 and may not be exchanged pursuant to this Section 24(a). The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Without limiting the foregoing, prior to effecting an exchange pursuant to this Section 24, the Board may direct the Company to enter into a trust agreement in such form and with such terms as the Board shall then approve (the “Trust Agreement”). If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the shares of Common Stock issuable pursuant to the exchange (or any portion thereof that have not theretofore been issued in connection with the exchange). From and after the time at which such shares are issued to the Trust, all stockholders then entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends or distributions made thereon after the date on which such shares are deposited in the Trust) only from

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the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Any shares issued at the direction of the Board in connection herewith shall be validly issued, fully paid and nonassessable shares of Common Stock or shares of Preferred Stock (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued.”

4.                                       Exhibit C.                                              Exhibit C to the Agreement is hereby amended and restated in its entirety as set forth in the form of Exhibit C attached hereto.

5.                                       Amendment.  This Amendment is made pursuant to and compliant in all respects with Section 27 of the Agreement.  Except as expressly amended hereby, the Agreement shall remain in full force and effect.

6.                                       Counterparts.  This Amendment may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  A facsimile signature shall be considered the same as an original signature for purposes of execution of this Amendment.

[The following page is the signature page.]

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to Rights Agreement to be executed as of the date first above written.

COMPANY:
CAPSTONE TURBINE CORPORATION

By:	/s/ Edward Reich
Title:	Executive Vice President and Chief Financial Officer

RIGHTS AGENT:
MELLON INVESTOR SERVICES LLC

By:	/s/ James Kirkland
Title:	Vice President

EXHIBIT C

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED STOCK

On July 5, 2005, the Board of Directors (the “Board”) of Capstone Turbine Corporation, (the “Company”) authorized a dividend distribution of one Right for each authorized and outstanding share of common stock, par value $0.001 per share (the “Common Stock”), of the Company to stockholders of record at the close of business on July 18, 2005 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) at a Purchase Price of $10.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, as amended (the “Rights Agreement”) between the Company and Mellon Investor Services LLC, as Rights Agent. Terms used but not defined in this summary have the meanings ascribed to them in the Rights Agreement.

Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has subject to certain exceptions acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the “Stock Acquisition Date”), other than as a result of repurchases of stock by the Company or certain inadvertent actions by institutional or certain other stockholders, or (ii) 10 days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of Common Stock.

Until the Distribution Date, (i) the Rights will be represented by Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (California time) on July 18, 2015, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below (including by virtue of the “sunset provision”).

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event that a Person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, in lieu of the fractional shares of Series A Preferred Stock, that number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring

Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $10.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $20.00 worth of Common Stock (or other consideration, as noted above) for $10.00. Assuming that the Common Stock had a per share value of $1.00 at such time, the holder of each valid Right would be entitled to purchase twenty shares of Common Stock for $10.00.

In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (iii) 50% or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “Triggering Events.”

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Series A Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board authorizing redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.0001 redemption price.

The Rights Agreement further provides that in the event the Company receives a Qualifying Offer (that has not been terminated prior thereto and which continues to be a Qualifying Offer), stockholders representing at least 10% of the shares of Common Stock then outstanding may request that the Board call a special meeting of stockholders to vote to exempt the Qualifying Offer from the operation of the Rights Agreement not earlier than 90, nor later than 120, business days following the commencement of such offer. The Board must then call and hold such a meeting to vote on exempting such offer from the terms of the Rights Agreement within the 90th business day following receipt of the stockholder demand for the meeting; provided that such period may be extended if, prior to the vote, the Company enters into an agreement (that is conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock) with respect to a merger, recapitalization, share exchange, or a similar transaction involving the Company or the direct or indirect acquisition of more than 50% of the Company’s consolidated total assets (a “Definitive Acquisition Agreement”), until the time of the meeting at which the stockholders will be asked to vote on the Definitive Acquisition Agreement. If no Acquiring Person has emerged, the offer continues to be a Qualifying Offer and stockholders representing at least a majority of the shares of Common Stock represented at the meeting at which a quorum is present vote in favor of redeeming the rights, then such Qualifying Offer shall be deemed exempt from the Rights Agreement on the date that the vote results are certified. If no Acquiring Person has emerged and no special meeting is held by the date required, the Rights will be redeemed at the close of business on the tenth business day following that date.

A Qualifying Offer, in summary terms, is an offer determined by the Board to have each of the following characteristics which are generally intended to preclude offers that are coercive, abusive, or clearly illegitimate:

•                  is an all-cash tender offer or stock exchange offer or combination thereof for any and all of the outstanding shares of Common Stock of the Company;

•                  is an offer that has commenced within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended, and is made by an offeror (including its affiliates or associates) that beneficially owns no more than 1% of the outstanding Common Stock of the Company as of the date of such commencement;

•                  is an offer whose per-share price represents a reasonable premium over the highest market price of the Common Stock in the preceding 24 months, with, in the case of an offer that includes shares of common stock of the offeror, such per-share offer price being determined using the lowest reported market price for common stock of the offeror during the five trading days immediately preceding and the five trading days immediately following the commencement of the offer;

•                  is an offer which, within 20 business days after the commencement date of the offer (or within 10 business days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the Company’s stockholders is either unfair or inadequate;

•                  is subject only to the minimum tender condition described below and other customary terms and conditions, which conditions shall not include any requirements with respect to the offeror or its agents being permitted to conduct any due diligence with respect to the books, records, management, accountants and other outside advisers of the Company;

•                  is accompanied by an irrevocable written commitment by the offeror to the Company that the offer will remain open for at least 120 business days and, if a special meeting is duly requested by Capstone’s stockholders with respect to the offer, at least 10 business days after the date of the special meeting or, if no special meeting is held within 90 business days following receipt of the notice of the special meeting, for at least 10 business days following that 90-day period;

•                  is accompanied by an irrevocable written commitment by the offeror to the Company that, in addition to the minimum time periods specified above, the offer will be extended for at least 15 business days after any increase in the price offered, and after any bona fide alternative offer is made;

•                  is conditioned on a minimum of a majority of the shares of Common Stock of the Company being tendered and not withdrawn as of the offer’s expiration date;

•                  is accompanied by an irrevocable written commitment by the offeror to the Company to consummate promptly upon successful completion of the offer a second-step transaction whereby all shares of Common Stock of the Company not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any;

•                  is accompanied by an irrevocable written commitment by the offeror to the Company that no amendments will be made to the offer to reduce the offer consideration or otherwise change the terms of the offer in a way that is adverse to a tendering stockholder; and

•                  is accompanied by certifications of the offeror and its chief executive officer and chief financial officer (in their individual capacities) that all information that may be material to an investor’s decision to accept the offer have been, and will continue to be promptly for the pendency of the offer, fully and accurately disclosed.

Any offers that have cash as all or partial consideration are subject to further conditions for qualification as “qualifying offers,” as set forth in the Rights Agreement. These conditions generally require assurance that the offer is fully financed and that the offeror has sufficient committed resources to consummate the offer. Any offers that have acquiror common stock as all or partial consideration are subject to further conditions for qualification as “qualifying offers,” as set forth in the Rights Agreement.  These conditions generally require certain safeguards regarding, and access to, information about the acquiror to allow an informed determination as to the value and risks of the stock, including safeguards against developments that adversely affect the value of the stock, that the acquiror’s stock (which may not have subordinated voting rights nor may its ownership be heavily concentrated in one person or group) is listed on a national exchange, that the acquiror meets certain seasoned issuer standards under the Securities Act of 1933, and that no acquiror stockholder approval of the issuance of the consideration to the Company stockholders is necessary after commencement of the offer.

Pursuant to the “sunset provision” contained in the Rights Agreement, continuation of the Rights Agreement will be put to a vote of the Company’s stockholders at the Company’s 2014 annual meeting of stockholders. If the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting are not voted in favor of continuation of the Rights Agreement, the Rights will automatically terminate and the only right of the holders of Rights will be to receive the $0.0001 redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable.

A copy of the Rights Agreement has been filed by the Company with the Securities and Exchange Commission as an Exhibit to the Current Reports on Form 8-K on July 8, 2005, and July 10, 2008 and the Annual Report on Form 10-K filed on June 14, 2011. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.